UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12
J & J SNACK FOODS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

350 Fellowship Road, Mount Laurel, NJ 08054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 13, 2024
TO OUR SHAREHOLDERS:
We are pleased to invite you to the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of J & J SNACK FOODS CORP. (“J & J,” the “Company,” “our,” “us” or “we”), which will be held virtually on Tuesday, February 13, 2024, at 10:00 A.M., Eastern Time, for the following purposes:
  1. To elect Mary M. Meder and Vincent A. Melchiorre to serve as directors, each for a term ending at the 2029 Annual Meeting of Shareholders;
  2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 28, 2024;
  3. To have an advisory vote on the approval of compensation of the Company’s named executive officers; and
  4. To consider and act upon such other matters as may properly come before the meeting and any adjournments thereof.
The Board of Directors has fixed December 19, 2023 as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.
We are pleased to provide shareholders with the opportunity to participate in the Annual Meeting online via the Internet in a virtual-only meeting format to facilitate shareholder attendance and provide a consistent experience to all shareholders regardless of location. We will provide a live webcast of the Annual Meeting at www.virtualshareholdermeeting.com/JJSF2024, where you will also be able to submit questions and vote online. You will not be able to attend the meeting at a physical location. Closed captioning will be provided for the virtual meeting.
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING ONLINE. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY.
By Order of the Board of Directors,

Michael A. Pollner Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to be Held on February 13, 2024:
Our Proxy Statement and 2023 Annual Report are available on our Investor Relations website (www.jjsnack.com/investors) and at www.proxyvote.com. You may also request paper copies of these proxy materials free of charge by following the instructions for requesting such materials contained in the Notice of Internet Availability of Proxy Materials.

i

PROXY STATEMENT SUMMARY
General Information
Meeting Date	Time	Location	Record Date
February 13, 2024	10:00 a.m., Eastern Time	Live webcast at www.virtualshareholdermeeting.com/JJSF2024	December 19, 2023
Voting Matters and Vote Recommendations
Proposal	Matter	Board Vote Recommendation
1	To elect Mary M. Meder and Vincent A. Melchiorre to serve as directors, each for a term ending at the 2029 Annual Meeting of Shareholders	“FOR” the election of each of the director nominees
2	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 28, 2024	“FOR” the ratification of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2024
3	Approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers	“FOR” the non-binding advisory resolution approving our executive compensation
Additional Information
Admission to the Annual Meeting	• Admission to the Annual Meeting is restricted to shareholders and/or their designated representatives.
Proxy Materials
• On or about January 3, 2024, a Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to our shareholders of record as of December 19, 2023.

•  The proxy statement, the proxy or voting instruction card, and our 2023 Annual Report to Shareholders are available at www.proxyvote.com.

• All shareholders may choose to access these materials electronically or may request printed or emailed copies at no charge.

How to Vote
   It is important that your shares be represented and voted.

• Shareholders who received the Notice may vote their shares electronically at www.proxyvote.com, by telephone, or by mail after requesting a paper copy of the proxy materials. There is no charge for requesting a paper or email copy.

• We have also mailed paper copies of the proxy materials, including the proxy card, to some of our beneficial shareholders. These shareholders may also view the proxy materials online at www.proxyvote.com. They may vote their shares by mail, telephone, or Internet. To vote by mail, these shareholders should simply complete, sign, and date the proxy card and return it in the envelope provided. To vote by telephone or Internet, 24 hours a day, 7 days a week, these shareholders should refer to the proxy card for voting instructions.

• If you attend the Annual Meeting and want to vote at the Annual Meeting, you can withdraw your proxy. If your shares are held in the name of a broker, bank or other holder of record, you will need a control number and legal proxy from the holder of record in order to vote your shares. Please see the procedures described under “How can I participate in the Annual Meeting” on page 3 of the proxy statement.

• Please note the voting procedures described under “How do I Vote my shares?” on page 5 of the proxy statement.

Voting
• Proposal 1 – you may vote “FOR” or “WITHHOLD”.

• Proposal 2 – you may vote “FOR”, “AGAINST,” or “ABSTAIN” from voting.

• Proposal 3 – you may vote “FOR”, “AGAINST,” or “ABSTAIN” from voting.

  If you elect to “ABSTAIN” from voting on Proposal 2 or Proposal 3, your abstention will have the effect of a vote “AGAINST” the proposal. In addition, a failure to vote on Proposal 1 will have no effect, subject to the application of our Director Resignation Policy discussed below.

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING AND VOTING
Why did you send me these proxy materials?
As permitted by the U.S. Securities and Exchange Commission (“SEC”) rules, we are making the proxy materials available to our stockholders primarily via the Internet. By doing so, we can reduce the printing and delivery costs and the environmental impact of the Annual Meeting. On or about January 3, 2024, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice contains instructions on how to access our proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice.
We sent this proxy statement and the enclosed proxy card to you because our Board of Directors is soliciting your proxy to vote at the virtual Annual Meeting. This proxy statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote at the meeting.
When is the Annual Meeting?
The Annual Meeting will be held on Tuesday, February 13, 2024, at 10:00 A.M., Eastern Time. The Annual Meeting will be held via a live webcast, and there will not be a physical meeting location.
How can I participate in the Annual Meeting?
You will be able to attend the Annual Meeting online and to vote your shares electronically on the virtual meeting platform by visiting www.virtualshareholdermeeting.com/JJSF2024 and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials.
We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately 15 minutes before the Annual Meeting on February 13, 2024. If you have difficulty accessing the meeting, please call the technical support number that will be posted on the Annual Meeting login page. We will have technicians available to assist you.
What am I voting on?
At the Annual Meeting, you will be voting:
•	To elect Mary M. Meder and Vincent A. Melchiorre to serve as directors, each for a term ending at the 2029 Annual Meeting of Shareholders;
•	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 28, 2024;
•	On an advisory vote on approval of executive compensation;
•	On any other matter, if any, as may properly come before the meeting and any adjournment or postponement of the annual meeting.

How do you recommend that I vote on these items?
The Board of Directors recommends that you vote:
•	FOR the election of each of Mary M. Meder and Vincent A. Melchiorre to serve as directors, each for a term ending at the 2029 Annual Meeting of Shareholders.
•	FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 28, 2024.
•	FOR the advisory vote approving executive compensation.
Who is entitled to vote?
You may vote if you owned our common share(s) as of the close of business on December 19, 2023, the record date for the annual meeting. On the record date, there were 19,367,175 shares of J & J common stock, no par value (“Common Stock”) outstanding. Holders of our Common Stock at the close of business on December 19, 2023 are generally entitled to one vote per share of Common Stock on each matter to be voted upon at the Annual Meeting.
Who pays expenses related to the proxy solicitation?
The expenses of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone by directors, officers or employees of the Company and its subsidiaries without additional compensation. The Company may engage the services of a proxy-soliciting firm. We are required to pay the reasonable expenses incurred by record holders of J & J Common Stock, who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to the beneficial owners of Common Stock they hold of record, upon request of such recordholders.
What constitutes a quorum?
The holders of a majority of the aggregate outstanding shares of Common Stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and at any postponement or adjournment of the Annual Meeting. Pursuant to the New Jersey Business Corporations Act (NJBCA), abstentions and broker non-votes (described below) will be counted for the purpose of determining whether a quorum is present.
What vote is required to approve each proposal?
Proposal 1: Election of Directors
Pursuant to the NJBCA, the election of directors will be determined by a plurality vote and the two (2) nominees receiving the most “FOR” votes will be elected. If any nominee for director in an uncontested election receives a greater number of votes “withheld” than votes “for” such election, our Director Resignation Policy requires that such nominee must promptly tender his or her resignation to the Board following certification of the vote, which the Board shall accept or reject within 90 days of the shareholder vote.
Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required to ratify the selection of our independent registered public accounting firm.
Proposal 3: Advisory Vote Approving Executive Compensation
The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, the executive compensation described in this proxy statement.

Approval of any other proposal will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting, unless otherwise required by our constituent documents or applicable law.
What is the effect of abstentions and broker non-votes?
Under the NJBCA, abstentions, or a withholding of authority, are not counted as votes cast but are counted as shares present in person or represented by proxy at the Annual Meeting and, therefore, will have the effect of a vote “AGAINST” Proposal 2 and Proposal 3 at the Annual Meeting. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the applicable stock exchange or other organization of which they are members. Members of the New York Stock Exchange (“NYSE”) are permitted to vote their clients’ shares in their own discretion as to certain “routine” matters if the clients have not timely furnished voting instructions prior to the Annual Meeting. The election of directors and the advisory vote regarding executive compensation are not considered routine matters and, consequently, without your voting instructions, your brokerage firm cannot vote your shares on these proposals. When a broker votes a client’s shares on some, but not all, of the proposals at a meeting, the omitted votes are referred to as “broker non-votes.” Broker non-votes are not counted as votes cast or as present in person or represented by proxy at the Annual Meeting and, therefore, will have no effect on any proposal at the Annual Meeting.
How do I vote my shares?
Registered shareholders can vote via the Internet during the Annual Meeting webcast or by proxy. There are three ways to vote by proxy:
•	By Telephone – You can vote by calling 1-800-690-6903;
•	By Internet – You can vote over the Internet at www.proxyvote.com and following the instructions on the proxy card; or
•	By Mail – You can vote by completing, dating, signing and returning the enclosed proxy card. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.
Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 P.M. Eastern Time on February 12, 2024.
If you hold your shares in street name (that is, if you hold your shares through a broker, bank or other holder of record), you will receive a voting instruction form from your broker, bank or other holder of record. This form will explain which voting options are available to you. If you want to vote in person at the annual meeting, you must obtain an additional proxy card from your broker, bank or other holder of record authorizing you to vote. You must have this information available to access the meeting.
J & J encourages you to vote your shares for matters to be covered at the Annual Meeting.
What if I do not specify how I want my shares voted?
If you submit a signed proxy card but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares of Common Stock:
•	“for” the election of each of Mary M. Meder and Vincent A. Melchiorre to serve as directors, each for a term ending at the 2029 Annual Meeting of Shareholders;
•	“for” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 28, 2024;
•	“for” the advisory vote approving executive compensation; and
•
with respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote the proxies in their discretion in accordance with their best judgment and in the manner they believe to be in the best interest of the Company.

Can I change my vote after submitting my proxy?
Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. If you are a shareholder of record, you may revoke your proxy by:
•	submitting a later vote by telephone or the Internet;
•	submitting a later-dated proxy by mail; or
•
attending the Annual Meeting via the webcast and voting electronically on the virtual meeting platform. Your attendance alone will not revoke your proxy. You must also vote electronically at the Annual Meeting.

If you hold your shares in street name, you must contact your broker, bank or other nominee regarding how to change your vote.
Can shareholders speak or ask questions at the Annual Meeting?
Yes. We encourage shareholders to ask questions or to voice their views. We also wish to assure order and efficiency for all attending shareholders. Accordingly, the Chairman of the Annual Meeting will have sole authority to make any determinations on the conduct of the Annual Meeting, including time allotted for each shareholder inquiry or similar rules to maintain order. Such determination by the Chairman of the Annual Meeting will be final, conclusive and binding. Anyone who is disruptive or refuses to comply with such rules of order will be excused from the Annual Meeting.
Who will tabulate the votes?
Votes cast by proxy or in person will be counted by Broadridge Financial Solutions, Inc. who was appointed by us to act as election inspectors for the meeting.
Where do I find the voting results of the meeting?
We will announce the preliminary voting results at the meeting and provide the final results in a Current Report on Form 8-K filed with the SEC within four business days following the meeting.
Householding
We are permitted by the SEC to send a single copy of our Notice of Internet Availability and, if you requested printed versions by mail, the set of our proxy statement and annual report to stockholders who share the same last name and address. This procedure is called “householding” and is intended to reduce our printing and postage costs. We will promptly deliver a separate copy of our Notice of Internet Availability and, if you requested printed versions by mail, our annual report and proxy statement to you if you contact us at Attn: Michael A. Pollner, Corporate Secretary, J & J Snack Foods Corp., 350 Fellowship Road, Mount Laurel, NJ 08054; telephone us at (856) 665-9533; or email us at InvestorRelations@jjsnack.com. In addition, if you want to receive separate copies of the proxy statement or annual report in the future; if you and another shareholder sharing an address are receiving more than one copy of the proxy materials and would like to request delivery of a single copy of the proxy statement or annual report at such address in the future; or if you would like to make a permanent election to receive either printed or electronic copies of the proxy materials and annual report in the future, you may contact us at the same address, telephone number or email address. If you hold your shares through a broker or other intermediary and would like additional copies of our proxy statement or annual report or would like to request householding, please contact your broker or other intermediary.

CORPORATE SOCIAL RESPONSIBILITY
J & J Snack Foods Corp. and its subsidiaries believe that every great snack starts with great products. This means committing to the long-term health of people and the planet. We acknowledge that our activities have an impact on the environment both locally and globally. We recognize that the long-term success of our business is predicated on creating a cleaner and healthier environment, safeguarding and responsibly using natural resources, and reducing the impact of our operations while eliminating waste. We believe that a thoughtful approach to environmental, social and governance matters is critical to our ongoing success and is the right thing to do.
The Company prioritizes the issues that fundamentally impact the company’s business and its stakeholders – focusing efforts and resources where they will have the greatest impact not just on our bottom line but on the communities we serve. During Fiscal Year 2023, we continued to work on initiatives designed to simultaneously drive growth, foster social prosperity, and encourage environmental stewardship. We are committed to increasing the use of recyclable materials in our packaging. We are taking steps to minimize the environmental impact of our activities from supply chain to production, implementing a procurement strategy to eliminate purchases from regions at risk for deforestations and enforcing our Supplier Code of Conduct. We have encouraged the use of sustainable palm oil in four products since 2017 and we are RSPO (Roundtable for Sustainable Palm Oil) certified.
In 2023, we added new capacity and new lines designed and installed to allow for regional production thereby reducing transportation costs. We have also added new regional distribution centers with modern construction technology resulting in energy efficiencies. Our new network of regional distribution centers will also result in fewer miles driven and less fuel consumed. This is in addition to continuing our efforts to reduce water usage at our facilities, converting from fluorescent lighting to LEDs, adopting food scrap and oil reuse programs, and redesigned our packing materials to utilize less plastics.
Throughout our history, we have consistently demonstrated an outstanding enthusiasm of caring for each other, our customers, and the communities where we live and work. In 2023, we renewed this long-standing commitment by continuing our support of local outreach efforts like the 9/11 National Meal Pack Day serving greater Nashville’s Second Harvest Food Bank, “Clean the Park or Creek” events and tree planting initiatives in support of Earth Day, National Night out, and multiple giving back programs like back to school, and holiday support drives.
CORPORATE GOVERNANCE PRACTICES
Size of the Board of Directors	8
Number of Independent Directors	5
Audit, Compensation and Governance Committees Consist Entirely of Independent Directors	Yes
Annual Advisory Approval of Named Executive Officer Compensation	Yes
Corporate Governance Guidelines	Yes
Stock Ownership Guidelines for Directors	Yes
Clawback Policy	Yes
Stockholder Rights Plan (Poison Pill)	No

PROPOSAL 1

ELECTION OF DIRECTORS
Our Board of Directors currently consists of eight (8) members: Our founder and Chairman Emeritus, Gerald B. Shreiber, whose term expires at our 2025 Annual Meeting; Mary M. Meder and Vincent A. Melchiorre, whose terms expire at our 2024 Annual Meeting; Peter G. Stanley, whose term expires at our 2026 Annual Meeting; Marjorie S. Roshkoff and Daniel J. Fachner, whose terms expire at our 2027 Annual Meeting; and Sidney R. Brown and Roy C. Jackson, whose terms expire at our 2028 Annual Meeting.
In November 2023, our Board of Directors voted to nominate Mary M. Meder and Vincent A. Melchiorre for re-election to the Board of Directors for a term ending at the 2029 Annual Meeting of Shareholders. If either Ms. Meder or Mr. Melchiorre becomes unable or unwilling to serve, the persons named in the enclosed form of proxy will vote in accordance with their best judgment for the election of such substitute nominee as shall be designated by the Board of Directors. The Board of Directors of J & J expects the nominees to be willing and able to serve.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.
Biographical Information about the Nominees and Directors
Set forth below are the names of our directors, including the persons nominated to be reelected as a director, as well as their ages as of December 15, 2023, their offices within the company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors, the names of other public companies in which such persons hold directorships or held directorships within the past five years, and the particular experience, qualifications attributes or skills that led the Board to determine that the individual should serve as director.
Name	Age	Position	Year of Expiration of Term
Gerald B. Shreiber	82	Director and Chairman Emeritus	2025
Sidney R. Brown	66	Director	2028
Daniel J. Fachner	63	Director, Chairman, President and CEO	2027
Roy C. Jackson	63	Director	2028
Mary M. Meder	61	Director	2024
Vincent A. Melchiorre	63	Director	2024
Marjorie S. Roshkoff	55	Director	2027
Peter G. Stanley	81	Director	2026

Gerald B. Shreiber Director since 1971 Age 82 Chairman Emeritus Committees: None
Professional Experience: Mr. Shreiber is the founder of the Company and serves as Chairman Emeritus. Mr. Shreiber previously served as the Company’s Chief Executive Officer from its inception in 1971 until 2021 and as Chairman of the Board from 1971 to 2023. Mr. Shreiber is the father of Marjorie S. Roshkoff, who also is on the Board.

Director Skills and Qualifications:
  •  Industry Experience
  •  Company History
  •  Management Experience

Sidney R. Brown Director since 2003 Age 66 Committees: Compensation (Chair), Nominating
Professional Experience: Mr. Brown is the Chief Executive Officer of NFI Industries, Inc., a global integrated supply chain solutions provider. Mr. Brown is also on the Board of FS Investments Energy and Power Fund, a specialty finance company that invests primarily in income-oriented securities of private energy-related companies. In addition, he is a member of the Board of Trustees of Cooper Health Systems, a non-profit provider of health services in Southern New Jersey. Mr. Brown has management experience in running a large company and experience in executing strategic acquisitions. He has broad and vast experience in freight transportation and supply chain solutions. He also has a strong background in sales, marketing and finance. He became a director of the Company in 2003.

Director Skills and Qualifications:
  •  Management Experience
  •  Finance
  •  Mergers and Acquisitions
  •  Transportation/Logistics

Roy C. Jackson Director since 2022 Age 63 Committees: Audit, Nominating, Compensation
Professional Experience: Roy C. Jackson has spent nearly 25 years in the Foodservice Industry. He has held senior level positions with PepsiCo, YUM! Brands and The Coca-Cola Company, where he retired in 2018 as Senior Vice President, Business Development & Industry Affairs. Mr. Jackson most recently held the position of Executive Vice President, Development & Industry Relations at the National Restaurant Association, of which the Company is an active member. Mr. Jackson’s experience has encompassed areas of increasing responsibility in sales, general management and restaurant operations. He currently serves as a board member of CustomerX.i Inc. and has held previous board roles with the Multi-Cultural Foodservice Hospitality Alliance, International Franchise Association and The National Restaurant Educational Foundation. Mr. Jackson received the Chairman’s Award of the National Restaurant Association in 2017 and the Partnership Award for the Women’s Foodservice Forum in 2017.

Director Skills and Qualifications:
  •  Industry Experience
  •  Sales and Marketing
  •  Management Experience

Daniel J. Fachner Director since 2022 Age 63 Chairman Committees: None
Professional Experience: Dan Fachner has been President and Chief Executive Officer of J & J Snack Foods Corp. since May 2021, became a member of its Board of Directors in May 2022 and was appointed Chairman of the Board in November 2023. Mr. Fachner began his career with the ICEE Company more than forty years ago and has held several roles with increasing responsibilities during that time, including President and CEO. During his tenure at The ICEE Company, he supported the organization’s growth in the United States, Mexico, Canada, Asia, Europe, Australia, Central America and the Middle East. Mr. Fachner is currently a member of the Board of Directors of In His Grip Golf. Mr. Fachner has also previously served on the Boards of Azusa Pacific University and Los Angeles Pacific University.

Director Skills and Qualifications
  •  CEO Experience
  •  Industry Experience

Mary M. Meder Director since 2022 Age 61 Committees: Nominating, Audit
Professional Experience: Mary Meder currently serves as President at Harmelin Media, a national independently-owned strategic media and marketing agency located in Bala Cynwyd, PA. During her tenure as President, she has led agency growth from 85 employees to over 300, with annual billings approaching one billion dollars. Ms. Meder led the agency’s transformation, launching new services and platforms including digital media, performance marketing, influencer marketing, ecommerce, sports marketing, analytics and business intelligence. She brings over 35 years of business and advertising experience with her, with significant board experience through her long-term involvement with nonprofit organizations including Special Olympics of Pennsylvania (SOPA), Philadelphia Ad Club, and Penn State’s School of Communications. In 2011, Meder received the Special Olympics Pennsylvania Hall of Fame Al Senavitis Lifetime Achievement Award; she was honored in 2012 by the Cradle of Liberty Council – BSA – Good Scout Award; and she was recognized in 2014 by the Epilepsy Foundation and as a Mover & Shaker for the Philly Ad Club.

Director Skills and Qualifications:
  •  Sales and Marketing
  •  Digital Media
  •  Management Experience

Vincent A. Melchiorre Director since 2013 Age 63 Committees: Audit, Nominating (Chair)
Professional Experience: Mr. Melchiorre has approximately 40 years experience in the food industry. Mr. Melchiorre was Senior Vice President of Bimbo Bakeries USA, a position he held from September 2010 until his retirement in December 2022. From June 2007 to August 2010, Mr. Melchiorre was employed by J & J Snack Foods Corp. as Senior Vice President – Food Group. From May 2006 to June 2007, he was Senior Vice President, Bread and Roll business, George Weston Foods. From January 2003 to April 2006, he was Senior Vice President, Sales and Marketing at Tasty Baking Company and from June 1982 to December 2002 he was employed by Campbell Soup Company in various capacities, most recently as Vice President of Marketing of Pepperidge Farm. These experiences provide Mr. Melchiorre with an extensive knowledge of the food business including relevant experience in the fresh, frozen and shelf stable segments. In addition, he has had leadership roles in finance, information technology, operations, sales and marketing.

Director Skills and Qualifications:
  •  Industry Experience
  •  Sales and Marketing
  •  Management Experience

Marjorie S. Roshkoff Director since 2020 Age 55 Committees: None
Professional Experience: Ms. Roshkoff served as Vice President and General Counsel of J & J from 2019 until 2022. Prior to the General Counsel role, Ms. Roshkoff was a Vice President and in-house counsel for the Company and also managed the Human Resources function. Ms. Roshkoff has more than 20 years of legal experience and extensive knowledge of the Company’s history, organization and culture. She also adds the perspective of a long-term highly committed director and shareholder. Ms. Roshkoff is a daughter of Gerald B. Shreiber, the founder and Chairman Emeritus of the Company.

Director Skills and Qualifications:
  •  Legal and Regulatory Experience
  •  Industry Experience
  •  Company Culture and History

Peter G. Stanley Director since 1983 Age 81 Committees: Audit (Chair), Compensation
Professional Experience: Mr. Stanley is the former Chairman of the Board of Emerging Growth Equities, Ltd., an investment banking firm. Mr. Stanley brings to the Board experience as a commercial and investment banker, with knowledge of strategic acquisitions and corporate finance. He provides the Board with strong financial skills and chairs our Audit Committee. Mr. Stanley has developed a thorough understanding of the Company’s industry and history on account of his long service on our Board.

Director Skills and Qualifications:
  •  Finance
  •  Mergers and Acquisitions
  •  Company History

CORPORATE GOVERNANCE
Code of Ethics
J & J is incorporated under the laws of the State of New Jersey. In accordance with New Jersey law and J & J’s Bylaws, the Board of Directors has responsibility for overseeing the conduct of J & J’s business. J & J has established a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees of the Company. In addition, the Company has adopted a Code of Ethics for Chief Executive and Senior Financial Officers. Copies of these codes are available on the Company’s website at www.jjsnack.com.
Director Independence
The rules of the NASDAQ Stock Market require that a majority of the Company’s Board of Directors and the members of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee meet its independence criteria. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company that would interfere with the exercise of independent judgement in carrying out the responsibilities of a director. The Board considers all relevant facts and circumstances of which it is aware in making an independence determination.
Based on the NASDAQ Stock Market’s guidelines, the Board of Directors has determined that each of the following directors is independent: Sidney R. Brown, Roy C. Jackson, Mary M. Meder, Vincent A. Melchiorre and Peter G. Stanley. Messrs. Jackson, Melchiorre and Stanley and Ms. Meder do not have a business, financial, family or other type of relationship with J & J. With respect to Mr. Brown, his company, NFI Industries and affiliated companies, provide the following services to the Company: (i) transportation and supply chain solutions services; (ii) operate the Company’s new regional distribution centers; and (iii) lease to the Company the building where the Texas regional distribution center is located. The Board of Directors determined that Mr. Brown is independent irrespective of the services provided due to the amounts involved and the relative levels of revenue of J & J and NFI Industries.
Certificate of Incorporation – Voting Provisions
The Company’s Amended and Restated Certificate of Incorporation (the “Charter”) includes certain provisions relating to shareholder and director voting. Under the Charter, no shareholder may vote more than ten percent (10%) of the Company’s voting securities (the “Voting Threshold”), including the Company’s common stock, without approval from our Board of Directors, excluding those shareholders (such as Mr. Shreiber) who held shares of common stock in excess of the Voting Threshold as of the date of the Charter’s adoption in 1990. The Charter grants the Company the right to repurchase shares held in excess of the Voting Threshold upon a duly adopted resolution of the Board of Directors.
Generally, each director of the Company’s Board of Directors is entitled to one vote on all matters upon which the Board of Directors is entitled to vote, except that Mr. Shreiber is granted certain special voting rights with respect to any matters to be voted upon by the Board of Directors. As a result, as of the date of this Proxy Statement, Mr. Shreiber is entitled to cast six (6) votes on all matters upon which the Board of Directors is entitled to vote. Further, in the event of a “hostile change of Board control,” which would occur only when one-half or more of the total number of directors serving on the Board of Directors have not been nominated by the Board of Directors or by a duly-authorized committee of the Board of Directors, our Charter grants “Experienced Directors,” defined as those Directors with more than five years of experience of serving as Directors of the Company, certain expanded voting rights that could delay, deter or prevent an acquisition of the Company.

Board Diversity
We provide the following information about our directors for purposes of our compliance with NASDAQ rules. We ask our directors and director nominees to indicate their self-identification with respect to race/ethnicity, gender, gender identity, and sexual orientation, subject to applicable laws. Our Corporate Governance Guidelines place great emphasis on diversity and require that our Nominating and Corporate Governance Committee and full Board consider diversity as a factor in the recruitment and nomination of new directors.
Board Diversity Matrix (as of December 15, 2023)
	Female	Male	Non-Binary	Did Not Disclose Gender

Part I – Gender Diversity
Directors	2	6	—	—

Part II – Demographics Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Middle Eastern	—	—	—	—
Native Hawaiian or Pacific Island	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did not disclose demographic background	—	—	—	—
Board Meetings
During the fiscal year, the Board of Directors held four (4) regularly scheduled meetings. Each director attended at least 75% of the total meetings of the Board of Directors and the Committees on which he or she served, except Mr. Shreiber who attended 50% of the meetings of the Board of Directors.
Annual Meeting Attendance
It has been longstanding practice of the Company for all directors to attend the Annual Meeting of Shareholders. All directors then serving virtually attended the Annual Meeting held in February 2023.
Executive Sessions of Independent Directors
The Independent Directors meet in executive sessions without management present before or after regularly scheduled Board meetings.
Director Stock Ownership Guidelines
The Board has established stock ownership guidelines for the non-employee directors. Within three years of election as a director, the director must attain and hold 1,500 shares of J & J Common Stock. All current non-employee directors meet this guideline except for Mr. Jackson and Ms. Meder, who were appointed in May 2022 and September 2022, respectively.

Board Leadership
The Board of Directors has reviewed and discussed the leadership structure at the Company, and in November 2023 determined that it would be in the best interests of the Company for Mr. Fachner to serve as Chairman of the Board, in addition to serving as President and Chief Executive Officer of the Company. Given the current size and composition of the Board and Mr. Fachner’s strong knowledge and leadership of the Company, the Board determined that Mr. Fachner is best suited to lead the board in its discussion of key business and strategic matters, and to focus the Board on the most critical issues facing the Company. Mr. Fachner’s Company-specific expertise and industry knowledge will facilitate the Board’s focus on the Company’s strategic objectives, as well as the Board’s oversight of the Company and its management. Mr. Shreiber, who served as Chairman of the Board until November 2023, continues to serve as a director in the role of Chairman Emeritus.
Board Committees
In order to fulfill its responsibilities, the Board has delegated certain authority to its Committees. There are three standing committees: (i) Audit Committee, (ii) Compensation Committee and (iii) Nominating and Corporate Governance Committee. Each Committee has its own Charter which is reviewed annually by each Committee to assure ongoing compliance with applicable law and sound governance practices. Committee charters may be found on our website at www.jjsnack.com under the “Investors” tab and then under “Corporate Governance.” Paper copies are available at no cost by written request to Michael A. Pollner, Corporate Secretary, J & J Snack Foods Corp., 350 Fellowship Road, Mount Laurel, NJ 08054.
Name	Audit Committee	Compensation Committee	Nominating Committee
Gerald B. Shreiber
Sidney R. Brown		Chair	X
Daniel J. Fachner
Roy C. Jackson	X	X	X
Mary M. Meder	X		X
Vincent A. Melchiorre	X		Chair
Marjorie S. Roshkoff
Peter G. Stanley	Chair	X
The Audit Committee
The Audit Committee is comprised of directors Mr. Stanley (Chairman), Mr. Jackson, Mr. Melchiorre, and Ms. Meder, each of whom qualifies as an independent director and meets the other requirements to serve on the Audit Committee under rules of the NASDAQ Stock Market. The principal functions of the Audit Committee include, but are not limited to:
•	The oversight of the accounting and financial reporting processes of the Company and its internal control over financial reporting.
•	The oversight of the quality and integrity of the Company’s financial statements and the independent audit thereof.
•	Discussion of the audited financials with the Company’s management.
•	Recommend to the Company’s Board, as appropriate, that the Company’s audited financial statement be included in the Company’s annual report on Form 10-K.
•
The approval, prior to the engagement, of the Company’s independent auditors and, in connection therewith, to review and evaluate the qualifications, independence and performance of the Company’s independent auditors.

The Audit Committee currently does not have an Audit Committee Financial Expert, as such term is defined in Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee believes that the background and experience of its members allow them to perform their duties as members of the Audit Committee. This background and experience include a former banker and retired investment banker who has significant experience reviewing financial statements of companies, a retired executive with substantial financial experience with sophisticated, global business operations, a businessman who has had substantial financial oversight responsibilities with food companies, and a chief executive officer of a media communications company.
The Audit Committee held eight (8) meetings during the 2023 fiscal year.
The Compensation Committee
The Compensation Committee is comprised of directors Mr. Brown (Chairman), Mr. Jackson and Mr. Stanley, each of whom qualifies as an independent director under the rules of the NASDAQ Stock Market. The Committee has responsibility for the following:
•	Annually review and determine the compensation of the Chief Executive Officer and other officers.
•	Review and approve compensation paid to family members of officers and directors.
•	Approve the form of employment contracts, severance arrangements, change in control provisions and other compensatory arrangements with officers.
•	Approve cash incentives and deferred compensation plans for officers (including any modification to such plans) and oversee the performance objectives and funding for executive incentive plans.
•	Approve compensation programs and grants involving the use of the Company’s stock and other equity securities.
•	Prepare an annual report on executive compensation for inclusion in the Company’s proxy statement for each annual meeting of shareholders in accordance with applicable rules and regulations.
•	Have direct responsibility for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisor retained by the Compensation Committee.
•	Review the Committee’s performance annually.
•	Review and reassess the adequacy of the Committee’s Charter annually and recommend to the Board any appropriate changes.
•	Perform such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board.
The Compensation Committee held four (4) meetings during the 2023 fiscal year.
The Nominating Committee
The Nominating and Corporate Governance Committee is comprised of directors Mr. Melchiorre (Chairman), Mr. Brown, Ms. Meder, and Mr. Jackson, each of whom qualifies as an independent director under rules of the NASDAQ Stock Market. This Committee’s primary responsibilities are to:
•	Make recommendations to the Board regarding composition of the Board and committees of the Board.
•	Identify individuals qualified to become Board members and recommend to the Board qualified individuals to be nominated for election or appointment to the Board.
•	Conduct background and qualifications checks of persons it wishes to recommend to the Board as candidates or to fill vacancies.
•	Recommend to the Board the slate of nominees of directors to be proposed for election by the shareholders and individuals to be considered by the Board to fill vacancies.

•	Establish policies regarding the consideration of director candidates recommended by security holders.
•	Develop a succession plan for the Company’s Chief Executive Officer.
•	Develop corporate governance guidelines applicable to the Company.
The Nominating and Corporate Governance Committee will consider nominees for directors recommended by shareholders. Any shareholder may recommend a prospective nominee for such Committee’s consideration by submitting in writing to Michael A. Pollner, Corporate Secretary, J & J Snack Foods Corp., 350 Fellowship Road, Mount Laurel, NJ 08054, the prospective nominee’s name and qualifications.
Due to certain scheduling conflicts, the Nominating and Corporate Governance Committee did not formally meet in fiscal year 2023. However, the Committee held two meetings in October 2023 and conducted certain Committee business informally through telephone calls and other communications during fiscal year 2023.
Shareholder Proposals and Nominations
Any shareholder who wishes to submit a proposal to be voted on or to nominate a person for election to the Board of Directors at the Company’s Annual Meeting of Shareholders in 2025 must notify the Company’s Secretary (Michael A. Pollner, Corporate Secretary, J & J Snack Foods Corp., 350 Fellowship Road, Mount Laurel, NJ 08054), no earlier than September 5, 2024 and no later than October 5, 2024 (unless the date of the 2025 annual meeting is more than 30 days before or more than 60 days after February 13, 2025, in which case the notice of proposal must be received not later than the 90th day prior to the annual anniversary of the date on which the Company first mailed proxy materials for the 2024 annual meeting to shareholders and not later than the close of business on the later of the 60th day prior to such date of mailing of proxy materials or the 10th day following the day on which public announcement of the date of the annual meeting is first made. The notice of a proposal or nomination must also include certain information about the proposal or nominee and about the shareholder submitting the proposal or nomination, as required by the Company’s bylaws, and must also meet the requirements of applicable securities laws. In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of Rule 14a-19 under the Securities Exchange Act of 1934 (the “Exchange Act”).
To be considered for inclusion in the proxy statement for the 2025 annual meeting of shareholders pursuant to Rule 14a-8 of the Exchange Act, proposals must be received no later than September 5, 2024 and otherwise comply with the proxy rules. Proposals or nominations not meeting these requirements will not be presented at the annual meeting.
For more information regarding shareholder proposals or nominations, you may request a copy of the Bylaws from Michael A. Pollner, Corporate Secretary, J & J Snack Foods Corp., 350 Fellowship Road, Mount Laurel, NJ 08054.
Communication with The Board
Shareholders, employees and others may contact any of the Company’s Directors by writing to them c/o J & J Snack Foods Corp., 350 Fellowship Road, Mount Laurel, NJ 08054, Attention: Corporate Secretary.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors and executive officers, and persons who beneficially own more than ten percent of the Company’s Common Stock, file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations received by it from such directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent (10%) beneficial owners were complied with during fiscal year 2023.

The Role of the Board in Risk Oversight
The Board of Directors is responsible for oversight of the Company’s risk management process. The Board delegates to the Compensation Committee responsibility for oversight of management’s compensation risk assessment. The Board delegates other risk management oversight matters, including cyber security risks, to the Audit Committee. Our Audit Committee periodically discusses and evaluates risk with members of management, our independent auditors and our internal audit group. Both the Compensation Committee and Audit Committee report to the full Board where appropriate.
Risk Assessment – Incentive Compensation Programs
Our Compensation Committee conducted a risk assessment of our compensation programs and practices. This process included a review of our incentive compensation plans. Based on this process, our Compensation Committee concluded that our compensation programs and practices are appropriately structured and do not create risks that are reasonably likely to have a material adverse effect on the Company.
Policy on Clawbacks
The Company has adopted a clawback policy, established in accordance with the listing requirements of the NASDAQ Stock Market, which provides for the mandatory recovery or “clawback” of certain erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to material noncompliance with the financial reporting requirements under the federal securities laws.
Policy Against Hedging
The Board of Directors also unanimously adopted an Anti-Hedging Policy in 2020. Under this policy, Executive Officers and Directors of the Company and its subsidiaries shall not, unless previously approved by the Nominating and Governance Committee of the Board, directly or indirectly:
•
Purchase any financial instrument, or enter into any transaction, that is designed to hedge or offset a decrease in the market value of Company stock (including, but not limited to, prepaid variable forward contracts, equity swaps, collars or exchange funds); or

•	Hypothecate, or otherwise encumber shares of Company stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of the Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Director Compensation
Our Board of Directors has adopted the J & J Snack Foods Corp. Non-Employee Director Compensation Plan. Under this Plan, each Non-Employee Director then serving shall receive an annual fee of $155,000 payable within ten days of the Company’s annual meeting. In addition, the Chairman of the Audit Committee receives an additional annual fee of $10,000. In the event a Non-Employee Director serves for less than an entire year, the yearly portion of the annual fee payable for such year shall be prorated based on the number of days in the year for which the Director served. Under the Plan, our Non-Employee Directors may elect to receive all or a portion of their annual fee in the form of shares of the Company’s common stock. The number of shares issuable pursuant to an election is equal to the value of the fee forgone divided by the fair market value of the Company’s common stock on the payment date. For 2023, all of our directors elected to receive their annual fee in the form of a cash payment, except Mr. Jackson and Ms. Meder.
2023 Director Compensation Table
The following table shows the director compensation paid for service on the Board during the fiscal year ending on September 30, 2023. Neither Mr. Fachner nor Mr. Shreiber participates in the Non-Employee Director Compensation Plan. Mr. Fachner’s compensation is described in the “2023 Summary Compensation Table” below.
Name	Fees Earned or Paid in Cash ($)	All Other Compensation	Total ($)
Gerald B. Shreiber	—	$7,057(1)	$7,057
Sidney R. Brown	155,000	—	155,000
Roy C. Jackson	155,000(2)	—	155,000
Mary M. Meder	155,000(2)	—	155,000
Vincent A. Melchiorre	155,000	—	155,000
Marjorie S. Roshkoff	155,000	39,021(3)	194,021
Peter G. Stanley	165,000	—	165,000
(1)	Includes the value of certain health and welfare benefits provided to the Director.
(2)
Pursuant to our Non-Employee Director Compensation Plan, Mr. Jackson and Ms. Meder elected to receive a portion of their cash fees in the form of shares of our common stock. In the case of Mr. Jackson, $62,000 was received in the form of 441 shares of common stock (based on a closing price of $140.67). In the case of Ms. Meder, $155,000 was received in the form of 1,102 shares of common stock (based on a closing price of $140.67).

(3)	Includes COBRA premiums payable by the Company on Ms. Roshkoff’s behalf following her separation from the Company as General Counsel.

REPORT OF THE AUDIT COMMITTEE
The primary purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements.
The Company’s management is responsible for the integrity of the Company’s financial statements, as well as its accounting and financial reporting process and internal controls for compliance with applicable accounting standards, laws and regulations. The Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and expressing an opinion in its report on those financial statements.
The Audit Committee is responsible for monitoring and reviewing these processes, as well as the independence and performance of the Company’s independent registered public accounting firm. The Audit Committee does not conduct auditing or accounting reviews or procedures.
The Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and in conformity with generally accepted accounting procedures in the U.S. and on the registered public accounting firm representations included in its report on the Company’s financial statements. The Company’s independent registered public accounting firm also audited and discussed with the Audit Committee the Company’s internal control over financial reporting.
The Audit Committee reviewed and discussed with management the Company’s audited financial statements for fiscal year 2023. The Audit Committee discussed with the Company’s registered public accounting firm, Grant Thornton, matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board.
The Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with Grant Thornton its independence from the Company and considered whether the providing of non-audit services to the Company by Grant Thornton is compatible with maintaining Grant Thornton’s independence.
Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements for the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023.
Audit Committee of the Board of Directors:
Peter G. Stanley, Chairman
Roy C. Jackson
Vincent A. Melchiorre

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Grant Thornton LLP, an independent registered public accounting firm, (“Grant Thornton”) as the independent certified public accountants to audit the accounts of the Company and its subsidiaries for the fiscal year that began on October 1, 2023. Our Board is seeking shareholder ratification of this appointment at the Annual Meeting. Our Bylaws do not require that shareholders ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm. However, we are seeking ratification because we believe it is a good corporate governance practice. A representative of Grant Thornton will be present virtually at the Annual Meeting and will have an opportunity to make a statement if desired. The representative will be available to answer appropriate questions.
Fees of Independent Registered Public Accounting Firm
The following table sets forth aggregate fees billed or expected to be billed for services rendered by Grant Thornton for fiscal years 2023 and 2022, inclusive of out-of-pocket expenses.
Type of Fees	FY 2023 ($ in thousands)	FY 2022 ($ in thousands)
Audit Fees(1)	$1,275	$1,198
Audit-Related Fees	$97	$448
Tax Fees	$539	$286
All Other Fees	—	—
Total	$1,911	$1,932
(1)
Audit fees include: fees rendered in connection with the annual audit of the Company’s consolidated financial statements; reviews of the Company’s unaudited consolidated interim financial statements; services for consultations and other current matters.

Audit Committee Policies and Procedures on Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee has adopted policies and procedures requiring that the Company obtain the Audit Committee’s pre-approval of all audit and permissible non-audit services to be provided by Grant Thornton as the Company’s independent accountants. Pre-approval is generally granted on a fiscal year basis, is detailed as to the particular service or category of services to be provided and is granted after consideration of the estimated fees for each service or category of service. Actual fees and any changes to estimated fees for preapproved services are reported to the Committee on a quarterly basis.
Other Matters
The Audit Committee of the Board of Directors has considered whether the provision of tax services described above is compatible with maintaining the independence of the Company’s independent registered public accounting firm. The Audit Committee has approved Grant Thornton’s performing these services.
Shareholder Approval Required
We are seeking ratification because we believe it is a good corporate governance practice. If shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain Grant Thornton, but in its discretion, may choose to retain Grant Thornton as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions will have the effect of a vote “AGAINST” this proposal. As discussed above, the ratification of Grant Thornton as our independent registered public accounting firm is a “routine” matter, and your broker or nominee will have the discretion to vote your shares on this proposal absent voting instructions from you. Therefore, there are no broker non-votes on this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2024.

PROPOSAL 3
ADVISORY VOTE ON APPROVAL OF
EXECUTIVE COMPENSATION
Section 14A to the Exchange Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission’s rules.
The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers, as well as the philosophy, policies and practices, all as described in this proxy statement. The vote is advisory, and therefore it is not binding on the Company, the Compensation Committee or our Board of Directors. We have determined that our shareholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. The next advisory vote on the compensation of our named executive officers will be at the 2025 Annual Meeting of Shareholders.
The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required to approve this Proposal 3.
“RESOLVED, that the company’s shareholders approve, on a nonbinding, advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

EXECUTIVE OFFICERS
Set forth below are the names of our executive officers who are not also directors, their ages as of December 15, 2023, their offices within the company, their principal occupations or employment for the past five years and the names of other public companies in which such persons hold directorships.
Name	Age	Position
Robert K. Cranmer	67	Senior Vice President, Operations

Stephen J. Every	61	Chief Operating Officer, The ICEE Company

Mary Lou Kehoe	62	Vice President, Human Resources

Lynwood M. Mallard	55	Senior Vice President, Chief Marketing Officer

Ken A. Plunk	60	Senior Vice President, Chief Financial Officer

Michael A. Pollner	50	Senior Vice President, General Counsel & Secretary
Robert K. Cranmer joined the Company in 2013. Since that time, he has served in various operational plant roles prior to becoming Senior Vice President of Operations in 2022.
Stephen J. Every was named Chief Operating Officer of The ICEE Company in August 2021. Mr. Every joined The ICEE Company as Director, Special Projects in 2009. In 2012, Mr. Every was promoted to Vice President of Sales with responsibility for the management and development of relationships with many of ICEE’s largest brand and service customers in the USA.
Mary Lou Kehoe joined the Company in January 2020 as the Director of Human Resources. Ms. Kehoe was promoted to Vice President Human Resources in March 2021 and has responsibility for the Human Resources function across all business lines. Prior to working at J & J Snack Foods Corp., Ms. Kehoe served in various Human Resource functions managing the HR Operations side of the business while working at various consumer packaged goods companies, including Campbell Soup, Pinnacle Foods and Conagra Brands.
Lynwood M. Mallard joined the Company as Senior Vice President and Chief Marketing Officer in March 2021. Prior to joining J & J, Mr. Mallard worked at the Coca-Cola Company since 1998 where he held various ascending roles in areas of brand marketing, strategy, commercialization, and innovation.
Ken A. Plunk was appointed Senior Vice President and Chief Financial Officer on September 21, 2020. Prior to joining J & J, Mr. Plunk spent 12 years at Walmart Inc. most recently as Senior Vice President of International Finance. Prior to Walmart, he worked at The Home Depot for four years, holding leadership positions in merchandise finance and internal audit.
Michael A. Pollner was appointed Senior Vice President and General Counsel in April 2022. Prior to joining J &J, Mr. Pollner spent 16 years at Knoll, Inc., most recently as Senior Vice President, Chief Administrative Officer, General Counsel and Secretary. Prior to Knoll, Inc., Mr. Pollner was a business lawyer with two prominent U.S. based law firms.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table sets forth information as of December 15, 2023 concerning the beneficial ownership of our Common Stock by (i) each person or group known by us to be the beneficial owner of more than five percent (5%) of our outstanding Common Stock, (ii) each director of the Company and director nominee, (iii) each of the Company’s Named Executive Officers for fiscal year 2023, and (iv) all of our directors and executive officers as a group. Except as otherwise noted, each beneficial owner of the Common Stock listed below has sole investment and voting power. Percentage of ownership is based on 19,366,375 shares of common stock outstanding as of December 15, 2023.
	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percent(1)
Shareholders owning approximately 5% or more:
2021 Irrevocable Trust for Gerald B. Shreiber(2)	3,498,511	18.1
BlackRock, Inc.(3)	2,364,130	12.2
The Vanguard Group(4)	1,562,967	8.1
Allspring Global Investment Holdings, LLC(5)	1,329,781	6.9
Macquarie Group Limited(6)	1,273,361	6.6
Directors and Executive Officers:
Daniel J. Fachner(7)	28,987	*
Ken A. Plunk(8)	1,846	*
Robert K. Cranmer(9)	2,148	*
Stephen J. Every(10)	5,102	*
Lynwood M. Mallard(11)	312	*
Gerald B. Shreiber(12)	3,928,167	20.2
Sidney R. Brown(13)	17,284	*
Roy C. Jackson	411	*
Mary M. Meder	1,102	*
Vincent A. Melchiorre	3,000	*
Marjorie S. Roshkoff(14)	3,806,314	19.7
Peter G. Stanley	10,000	*
All directors and executive officers as a group (14 persons)(15)	4,307,007	22.2
*	Represents beneficial ownership of less than one percent (1%) of our outstanding common shares
(1)
The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission and, accordingly, include securities owned by or for the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after December 15, 2023. The same shares may be beneficially owned by more than one person.

(2)
Marjorie S. Roshkoff possesses the voting and dispositive power with respect to the securities beneficially owned by the 2021 Irrevocable Trust for Gerald B. Shreiber based upon a Schedule 13D filed with the SEC on September 3, 2021. The address for the Trust is 6000 Central Highway, Pennsauken, New Jersey 08109.

(3)
BlackRock, Inc. filed a Schedule 13G/A with the SEC on January 26, 2023, indicating that as of December 31, 2022, (a) it had sole voting power over 2,343,214 of these shares, and (b) it had sole dispositive power over all of these shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)
The Vanguard Group filed a Schedule 13G/A with the SEC on February 9, 2023, indicating that as of December 30, 2022, (a) it had shared voting power over 26,183 of these shares, (b) it had shared dispositive power over 41,366 of these shares, and (c) it had sole dispositive power over 1,521,601 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(5)
Allspring Global Investments Holdings, LLC, Allspring Global Investments, LLC and Allspring Funds Management, LLC filed a Schedule 13G/A with the SEC on January 13, 2023, indicating that as of December 31, 2022, (a) Allspring Global Investment Holdings, LLC had sole voting power over 1,252,290 of these shares and sole dispositive power over all of these shares, (b) Allspring Global Investments, LLC had sole voting power over 240,634 of these shares and beneficial ownership of, and sole dispositive power over, 1,327,588 of these shares and (c) Allspring Funds Management, LLC had sole voting power over 1,011,656 of these shares, sole dispositive power over 2,193 of these shares and beneficial ownership of 1,013,849 of these shares. The address of Allspring Global Investments Holdings, LLC, Allspring Global Investments, LLC and Allspring Funds Management, LLC is 525 Market Street, 10th Floor, San Francisco, CA 94105.

(6)
Macquarie Group Limited, Macquarie Management Holdings Inc., and Macquarie Investment Management Business Trust filed a Schedule 13G/A with the SEC on February 14, 2023, indicating that as of December 30, 2022: (a) Macquarie Group Limited had beneficial ownership of all of these shares, and (b) Macquarie Management Holdings Inc. and Macquarie Investment Business Trust had sole voting power and sole dispositive power over 1,263,465 of these shares and beneficial ownership of all of these shares. The address of Macquarie Group Limited is 50 Martin Place Sydney, New South Wales, Australia. The address of Macquarie Management Holdings Inc. and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, PA 19103.

(7)	Excludes 28,556 restricted stock units held by Mr. Fachner which will not vest within 60 days of December 15, 2023.
(8)	Excludes 7,614 restricted stock units held by Mr. Plunk which will not vest within 60 days of December 15, 2023.
(9)	Includes options to purchase 2,000 shares of common stock. Excludes 2,856 restricted stock units held by Mr. Cranmer which will not vest within 60 days of December 15, 2023.
(10)	Excludes 2,856 restricted stock units held by Mr. Every which will not vest within 60 days of December 15, 2023.
(11)	Excludes 2,856 restricted stock units held by Mr. Mallard which will not vest within 60 days of December 15, 2023.
(12)
Includes 3,498,511 shares held in the 2021 Irrevocable Trust for Gerald B. Shreiber, 259,755 shares held in the Gerald B. Shreiber Foundation of which Mr. Shreiber is a Trustee and options to purchase 120,000 shares of common stock. Excludes options to purchase 20,000 shares of common stock held by Mr. Shreiber which will not vest within 60 days of December 15, 2023.

(13)	Includes 14,469 shares held in the Sidney and Sandy Brown Foundation of which Mr. Brown is a Trustee.
(14)
Includes 3,498,511 shares held in the 2021 Irrevocable Trust for Gerald B. Shreiber, for which Ms. Roshkoff is Trustee, and options to purchase 1,321 shares of common stock. Also includes 217,642 shares held in an Intentionally Defective Grantor Trust for Ms. Roshkoff and her siblings, for which Ms. Roshkoff serves as the Trustee. Also includes 18,756 shares held for the benefit of Ms. Roshkoff’s children in trust or custodian accounts, each of which Ms. Roshkoff serves as the Trustee or Custodian.

(15)
Excludes 3,500 shares of common stock issuable to all directors and executive officers as a group upon the exercise of options and 47,816 restricted stock units held by all directors and executive officers as a group, all of which will not vest within 60 days after December 15, 2023.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis (“CD&A”)
Introduction
J & J Snack Foods Corp. manufactures and sells snack foods and frozen beverages which it markets nationally to the food service and retail supermarket industries. Our compensation programs are designed to support our business goals and promote both short-term and long-term growth. This section of the proxy statement explains how our compensation programs are designed and operate in practice with respect to our Named Executive Officers (each an “NEO” and, collectively, our “NEOs”). For fiscal year 2023, our NEOs are Daniel J. Fachner, our Chairman, President and Chief Executive Officer, Ken A. Plunk, our Chief Financial Officer, Stephen J. Every, Chief Operating Officer - The ICEE Company, Lynwood M. Mallard, our Chief Marketing Officer, and Bob K. Cranmer, SVP – Operations. The “Executive Compensation” section presents compensation earned by the Named Executive Officers and references in this CD&A to our “executive officers” or “officers” refer to the NEOs unless the context indicates otherwise.
Overview- How Did We Perform?
We performed well in 2023, delivering record sales of $1.56 billion and record adjusted EBITDA of $181.6 million2. In 2023, we met our goal to achieve gross margins of at least 30%, delivering a yearly gross margin of 30.1%, with gross margins of 32.8% in the fourth quarter of 2023. This was, in part, the result of improved operating performance and efficient management of distribution expenses. This performance enabled us to return over $53.0 million of cash to our shareholders in the form of dividends in fiscal year 2023. The Compensation Committee recognized that this performance was delivered in a year where significant inflationary pressures carried over from 2022 for a significant part of fiscal year 2023.
In addition to achievement of the financial measures mentioned above, we completed the opening of six new production lines in 2023, significantly increasing our production capacity. We also successfully opened the first of our new regional distribution centers in Terrell, Texas in July 2023. The second regional distribution center opened in Woolwich, New Jersey in October 2023, and the third one is expected to open in Arizona in February 2024.
Based on the Company’s financial performance in 2023, delivering $181.6 million in adjusted EBITDA, relative to a target of $195.0 million, and taking into account the economic environment during the year and all the non-financial achievements the Company accomplished in 2023, the Compensation Committee approved 2023 short-term incentive payments that ranged between one hundred twenty-five percent (125%) of target and one hundred thirty-nine percent (139%) of target.

How did we respond to our 2023 Advisory Vote on Executive Compensation?
Approximately 97% of our shareholders voted in favor of our advisory say on pay proposal at our 2023 Annual Meeting. Our Compensation Committee has reviewed the results of this vote and, based in part on the substantial support we received, we did not make significant changes to our compensation programs for the 2023 fiscal year. We remain willing to discuss any compensation concerns with our shareholders if and when they arise.
[2]
Adjusted EBITDA consists of net earnings, adjusted to exclude: income taxes (benefit); investment income; interest expense; depreciation and amortization; share-based compensation expense; COVID-19 related expenses (recoveries); net (gain) loss on sale or disposal of assets; impairment charges, restructuring costs, merger and acquisition costs, acquisition related inventory adjustments, strategic business transformation costs, and integration costs.

Executive Compensation Objectives and Philosophy
Our executive compensation programs reflect our results-oriented corporate culture that rewards achievement of aggressive goals. Our compensation programs for executive officers are designed to attract, retain, motivate and reward talented executives who will advance our strategic, operational and financial objectives and thereby enhance shareholder value.
Our executive compensation program incorporates the following best practices:
WE DO:
We provide a significant portion of our named executive officers’ total compensation in the form of awards tied to our long-term strategy and our performance.
We balance both Company performance and retention in our compensation awards.
We have ongoing consideration and oversight by an independent Compensation Committee with respect to any potential risks associated with our incentive compensation programs.
We maintain a Clawback Policy for Section 16 Officers which permits the company to recover excess incentive compensation in the event of a restatement.
We prohibit our Executive Officers from engaging in hedging transactions in our stock.
Determining Compensation – Role of Compensation Committee and Management
The Compensation Committee’s process for determining compensation levels for executive officers differs depending upon the compensation element and the position of the individual being considered. For each executive officer, other than the Chief Executive Officer, the Compensation Committee annually reviews each element of compensation described below in consultation with the Chief Executive Officer. With respect to the Chief Executive Officer, the Compensation Committee assesses the annual Company and individual performance. A number of factors are considered in determining individual compensation level, including performance of the individual and the business unit or function under his or her leadership, the Company’s performance, and economic and business conditions affecting J & J at the time of the review. Management and external sources provide relevant information and analyses as the Compensation Committee deems appropriate. While substantially guided by the applicable performance metrics of our programs, the Compensation Committee retains authority to exercise its judgment when approving individual awards and payouts.
Elements of Executive Compensation Program
Our executive compensation programs are comprised of: (i) base salary; (ii) annual non-equity incentive bonuses, which are discretionary, but based primarily on the achievement of company objectives and performance; and (iii) long-term incentive compensation in the form of periodic equity awards. Consistent with our overall compensation philosophy, a substantial component of overall compensation for each Executive Officer is performance-based.
The following sets forth the primary objectives addressed by each component of our executive compensation programs:
Pay Elements	Objective	Benefit to Shareholders
Base Salary	Provides NEOs with a competitive level of fixed compensation. Reflects individual performance and scope of responsibilities, as well as the competitive market for executive talent.	Competitive salaries help us attract and retain talented NEOs.
Annual Non-Equity Incentive Bonus	Rewards executives for achieving annual company and individual goals.	Ensures that NEOs are focused on meeting key short-term business objectives and performance metrics.
Long-Term Equity Incentive Awards	Provides equity awards for NEOs to focus on long-term shareholder value creation.	Award value is based on long-term growth in performance criteria correlated with an increase in market valuation. Assists in retention of key executives and focus on long-term strategic objectives.

Base Salary: The Compensation Committee reviews base salary levels for NEOs on an annual basis and any changes are typically effective on January 1st of the next calendar year. We attempt to set base salary at levels that are competitive in the industry and in relation to the particular job function of the NEO. Base salaries are intended to provide a base level of compensation for services rendered during the year and are intended to reward the NEO for the day-to-day complexities of his or her job. Effective as of the end of the 2023 Fiscal Year (September 30, 2023), the base salaries for our NEOs are as follows:
Name	Salary
Daniel J. Fachner	$950,000
Ken A. Plunk	$522,500
Robert K. Cranmer	$320,000
Stephen J. Every	$334,400
Lynwood M. Mallard	$320,000
Annual Non-Equity Incentive Bonus: Annual non-equity incentive bonuses are based primarily on adjusted earnings before interest, depreciation and taxes (EBITDA) but also may include supplemental goals considered by the Compensation Committee in its discretion. Our Compensation Committee may also consider the operating performance of individual business segments, subsidiaries or business functions. There is generally no quantitative formula in calculating incentive payments. Instead, the Compensation Committee considers a variety of factors, including: (i) the Company’s overall performance for the year, (ii) the individual NEO’s performance; (iii) the business environment existing during the year and (iv) any extraordinary obstacles or accomplishments that may have arisen during the course of the year. Target payouts on our annual non-equity incentive bonuses generally range from 40%-100% of base salary.
The Compensation Committee ultimately determines the amount of each NEO’s actual non-equity incentive payment based principally on our achievement of the Company’s goals. However, the Compensation Committee also has significant flexibility to increase or decrease the amounts paid irrespective of Company performance relative to its targets.
Long-Term Equity Incentive Awards: Long-term equity incentive grants are provided at levels intended to align the interests of our NEOs with those of our shareholders and to reward NEOs for performance resulting in positive increases in our stock price. Beginning with fiscal year 2022, our long-term incentive grants are generally structured as a combination of time-vested restricted stock units and performance-based restricted stock units. Our time-vested restricted stock units vest over a three-year service period in annual one-third installments. Our performance-based restricted stock units vest on the basis of our performance relative to a two-year performance condition, followed by an additional one-year service-based vesting requirement. Performance-based stock units may be earned between 50% of target level for threshold performance and up to 200% of the target level for outstanding performance. By utilizing equity grants that incorporate both types of vesting criteria, we believe our long-term equity incentive awards serve a retention, motivation and reward function over a longer performance horizon than our annual incentive payments.
We do not apply a rigid formula in determining the specific equity award levels for our NEOs. Instead, the Compensation Committee exercises its discretion and professional judgment as to what is appropriate for each individual NEO based on their role and experience.
Retirement and Other Company Benefits
Our NEOs participate in the full range of Company benefit and retirement plans provided to all salaried employees. These include health and welfare benefits, our 401(K) plan and our Employee Stock Purchase Plan.
Perquisites
J & J provides a limited number of perquisites to its NEOs. The most significant of these perquisites to the NEOs is the use of Company-owned automobiles. Mr. Fachner also receives an allowance to defray the cost of his Country Club membership.

Clawback Policy
The Compensation Committee has adopted a mandatory clawback policy for current and former executive officers aligned with the rules of the SEC and the NASDAQ Stock Market (the “Clawback Policy”). Under the Clawback Policy, in the event of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company will recover erroneously awarded incentive compensation received by current and former executive officers during the three completed fiscal years immediately preceding the restatement date, unless one of the exceptions specified in the Clawback Policy is applicable to the particular circumstances.
2023 Compensation - Analysis
As described above, J & J delivered record sales and profitability performance in 2023. While the adjusted EBITDA results were a less than the Company’s plan for the year, the Compensation Committee recognized all of the other accomplishments in the year, many of which will have a significant impact on the Company’s performance in future years, especially the design and execution of six new production lines and significant product innovation, and approved 2023 non-equity incentive payments to our NEOs that were above the target amounts.
Chief Executive Officer
Mr. Fachner was paid base salary at a rate of $950,000 per annum for FY 2023. On February 14, 2023, the Company entered into an Employment Agreement with Mr. Fachner (the “Fachner Agreement”), pursuant to which, among other things, Mr. Fachner will (i) receive a base salary of at least $950,000, (ii) receive an annual bonus with an annual target no less than Mr. Fachner’s base salary, (iii) receive an annual equity incentive award of not less than $1,500,000, and (iv) receive paid time off and other benefits on the same basis generally made available to other, similarly situated executives. The Fachner Agreement is for an initial term of four years (the “Term”) but may be extended upon mutual agreement of Mr. Fachner and the Company. If Mr. Fachner remains employed by the Company for the entire Term and the Company obtains a target EBITDA of $600 million in the aggregate over the course of fiscal years 2023 through 2026, Mr. Fachner will earn an additional bonus of $5,000,000. In the event the Fachner Agreement is terminated prior to the expiration of the Term or is not renewed, Mr. Fachner will be eligible to receive one of three severance packages, depending upon the timing and reason for his termination or the non-renewal.
Based on our performance for 2023, both quantitative and qualitative as discussed above, Mr. Fachner received a 2023 non-equity incentive payment of $1,324,945, approximately one hundred thirty-nine percent (139%) of the target amount. The Compensation Committee was particularly focused on rewarding Mr. Fachner for his strong leadership of the Company, driving the right strategic initiatives in furtherance of the Company’s long-term success.
On November 16, 2022, Mr. Fachner was granted 4,949 time-vesting restricted stock units and 9,898 performance-vesting restricted stock units. The time-vesting restricted stock units vest in equal one-third annual installments over a three-year service period. The performance-vesting restricted stock units vest at the target level based on our achievement of $396.57 million in cumulative adjusted EBITDA over a two-year performance period, provided Mr. Fachner remains employed for an additional year thereafter. Our Compensation Committee believes that the combination of these grants will have a retentive influence over Mr. Fachner and, at the same time, incentivize him to achieve our goals.
Chief Financial Officer
Mr. Plunk was paid base salary at a rate of $500,000 per annum for the first few months of fiscal year 2023, and $522,500 per annum for the remainder of the fiscal year beginning in January 2023. Based on our performance for 2023, both quantitative and qualitative as discussed above, Mr. Plunk received a 2023 non-equity incentive payment of $491,850, approximately one hundred twenty-five percent (125%) of the target amount.
On November 16, 2022, Mr. Plunk was granted 1,320 time-vesting restricted stock units and 2,639 performance-vesting restricted stock units. The time-vesting restricted stock units vest in equal one-third annual installments over a three-year service period. The performance-vesting restricted stock units vest at the target level based on our achievement of $396.57 million in cumulative adjusted EBITDA over a two-year performance period, provided Mr. Plunk remains employed for an additional year thereafter. Our compensation committee believes that the combination of these grants will have a retentive influence over Mr. Plunk and, at the same time, incentivize him to achieve our goals.

Senior Vice President-Operations
Mr. Cranmer was paid base salary at a rate of $285,000 per annum for the first few months of fiscal year 2023, and $320,000 per annum for the remainder of the fiscal year beginning in January 2023. Based on our performance for 2023, both quantitative and qualitative as discussed above, Mr. Cranmer received a 2023 non-equity incentive payment of $165,510, approximately one hundred twenty-nine percent (129%) of the target amount.
On November 16, 2022, Mr. Cranmer was granted 495 time-vesting restricted stock units and 990 performance-vesting restricted stock units. The time-vesting restricted stock units vest in equal one-third annual installments over a three-year service period. The performance-vesting restricted stock units vest at the target level based on our achievement of $396.57 million in cumulative adjusted EBITDA over a two-year performance period, provided Mr. Cranmer remains employed for an additional year thereafter. Our Compensation Committee believes that the combination of these grants will have a retentive influence over Mr. Cranmer and, at the same time, incentivize him to achieve our goals.
Chief Operating Officer – ICEE Company
Mr. Every was paid base salary at a rate of $320,000 per annum for the first few months of fiscal year 2023, and $334,400 per annum for the remainder of the fiscal year beginning in January 2023. Based on our performance for 2023, both quantitative and qualitative as discussed above, Mr. Every received a 2023 non-equity incentive payment of $171,270, approximately one hundred twenty-eight percent (128%) of the target amount.
On November 16, 2022, Mr. Every was granted 495 time-vesting restricted stock units and 990 performance-vesting restricted stock units. The time-vesting restricted stock units vest in equal one-third annual installments over a three-year service period. The performance-vesting restricted stock units vest at the target level based on our achievement of $396.57 million in cumulative adjusted EBITDA over a two-year performance period, provided Mr. Every remains employed for an additional year thereafter. Our Compensation Committee believes that the combination of these grants will have a retentive influence over Mr. Every and, at the same time, incentivize him to achieve our goals.
Senior Vice President and Chief Marketing Officer
Mr. Mallard was paid base salary at a rate of $285,000 per annum for the first few months of fiscal year 2023, and $320,000 per annum for the remainder of the fiscal year beginning in January 2023. Based on our performance for 2023, both quantitative and qualitative as discussed above, Mr. Mallard received a 2023 non-equity incentive payment of $165,510, approximately one hundred twenty-nine percent (129%) of the target amount.
On November 16, 2022, Mr. Mallard was granted 495 time-vesting restricted stock units and 990 performance-vesting restricted stock units. The time vesting restricted stock units vest in equal one-third annual installments over a three-year service period. The performance-vesting restricted stock units vest at the target level based on our achievement of $396.57 million in cumulative adjusted EBITDA over a two-year performance period, provided Mr. Mallard remains employed for an additional year thereafter. Our Compensation Committee believes that the combination of these grants will have a retentive influence over Mr. Mallard and, at the same time, incentivize him to achieve our goals.
November 2023 Equity Grant
After the conclusion of the 2023 fiscal year, we granted an aggregate of 6,980 time-vesting units and 6,976 performance-vesting units on November 17, 2023 to our named executive officers in the following amounts: Mr. Fachner (4,454 time-vesting units and 4,454 performance-vesting units), Mr. Plunk (1,188 time-vesting units and 1,187 performance-vesting units), Mr. Cranmer (446 time-vesting units and 445 performance-vesting units), Mr. Every (446 time-vesting units and 445 performance-vesting units) and Mr. Mallard (446 time-vesting units and 445 performance-vesting units). The time-vesting units vest in equal one third annual installments on the anniversary of the grant date over a three-year service period. The performance-vesting units vest upon our achievement of a cumulative two-year adjusted EBITDA target, provided that the executive officer remains employed for an additional year thereafter. As explained above, our Compensation Committee determined the specific level of each of these awards by applying its discretion as to what is appropriate in light of all of the circumstances, including our strategic objectives and the responsibilities of our executive officers and their outstanding equity awards.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee of the Board of Directors:
Sidney R. Brown, Chairman
Peter G. Stanley
Roy C. Jackson

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table summarizes compensation paid or earned for the three previous fiscal years for the Company’s NEOs.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Daniel J. Fachner, President and Chief Executive Officer	2023	936,538	2,250,063		1,324,945	57,813	4,569,359
	2022	896,154	1,500,032	—	630,000	21,972	3,048,158
	2021	575,692	—	—	900,000	17,526	1,493,218
Ken A. Plunk, Chief Financial Officer	2023	526,058	599,986		491,850	17,773	1,635,667
	2022	493,942	399,926	—	262,500	2,925	1,159,293
	2021	455,000	207,749	—	375,000	2,412	1,040,161
Robert K. Cranmer Senior Vice President-Operations	2023	316,058	225,052		165,510	28,253	734,873
	2022	271,154	150,050	—	79,800	10,047	511,051
Stephen J. Every, Chief Operating Officer- ICEE Company	2023	330,523	225,052		171,270	25,669	752,514
	2022	320,000	150,050	—	128,000	9,790	607,840
	2021	245,785		—	42,000	10,183	297,968
Lynwood M. Mallard, Senior Vice President and Chief Marketing Officer	2023	316,058	225,052		165,510	27,221	733,841
	2022	274,231	150,050	—	79,800	2,451	506,531
	2021	139,423		—	58,000	663	198,086
(1)
Amounts shown in this column do not reflect the compensation actually received by the NEO. Instead, the amounts shown in this column represent the aggregate grant date fair value determined for financial accounting purposes. The aggregate grant date fair values of these awards were determined in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. The awards for which amounts are shown in this table are the equity awards granted to the NEOs in November 2022, November 2021, and October 2020, as further described in the Outstanding Equity Awards at Fiscal-Year End table below. The assumptions used in determining the grant date fair values of these awards are set forth in Notes A and K to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended September 30, 2023, filed with the SEC on November 28, 2023.

(2)
For 2023, represents amounts earned under a non-equity incentive award granted to the named executive officer in November 2022 for services rendered in fiscal 2023. See “Compensation Discussion and Analysis” on page 27 for more details on this compensation. For 2022, represents amounts earned under a non-equity incentive award granted to the named executive officer in November 2021 for services rendered in fiscal 2022. For 2021, represents amounts earned under a non-equity incentive award granted to the named executive officer in November 2020 for services rendered in fiscal 2021.

(3)	Includes automobile lease payments ($32,742 in the case of Mr. Fachner), company paid fuel cards, and 401(k) company match. For Mr. Fachner, also includes membership fees at a local country club.

GRANTS OF PLAN-BASED AWARDS
The following table shows all plan-based awards granted to the NEOs during fiscal year 2023:
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Dan Fachner	11/16/2022	950,000	—		—	—	—	—
	11/16/2022	—	9,898(2)	19,796(2)	—	—	—	1,500,042
	11/16/2022	—	—	—	4,949(3)	—	—	750,021
Ken Plunk	11/16/2022	391,875	—		—	—	—	—
	11/16/2022	—	2,639(2)	5,278(2)	—	—	—	399,940
	11/16/2022	—	—	—	1,320(3)	—	—	200,046
Robert Cranmer	11/16/2022	128,000(2)	—		—	—	—	—
	11/16/2022	—	990(2)	1,980(2)	—	—	—	150,035
	11/16/2022	—	—	—	495(3)	—	—	75,017
Stephen J. Every	11/16/2022	133,760(2)	—			—	—	—
	11/16/2022	—	990(2)	1,980(2)		—	—	150,035
	11/16/2022	—	—		495(3)	—	—	75,017
Lynwood Mallard	11/16/2022	128,000(2)	—			—	—	—
	11/16/2022	—	990(2)	1,980(2)		—	—	150,035
	11/16/2022	—	—	—	495(3)	—	—	75,017
(1)
The aggregate grant date fair values of these awards were determined in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. The awards for which amounts are shown in this table are the equity awards granted to the NEOs in November 2022, as further described in the Outstanding Equity Awards at Fiscal-Year End table below. The assumptions used in determining the grant date fair values of these awards are set forth in Notes A and K to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended September 30, 2023, filed with the SEC on November 28, 2023.

(2)
The awards indicated represent performance-based restricted stock units granted to the NEO on November 16, 2022. The restricted stock units vest based on our cumulative adjusted EBITDA performance over a two-year period, provided the named executive officer remains employed for an additional year thereafter. Fifty percent (50%) of the target units vest if we achieve $337.09 million in cumulative adjusted EBITDA over two years, one hundred percent (100%) of the target units vest if we achieve $396.57 million in cumulative adjusted EBITDA over two years, and two hundred percent (200%) of the target units vest if we achieve $436.23 million in cumulative adjusted EBITDA over two years.

(3)
The awards indicated represent time-vesting restricted stock units granted to the NEO on November 16, 2022. These restricted stock units vest in equal one-third annual installments over a three-year service period.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information regarding outstanding equity awards held by our NEOs as of September 30, 2023.
	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) UnExercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Dan Fachner	5/14/2019	8,000		163.29	5/13/2024
	5/21/2020	12,000(2)		125.83	5/20/2025
	11/10/2021					3,226(3)	527,935
	11/10/2021							4,838(4)	791,739
	11/16/2022					4,949(3)	809,904
	11/16/2022							9,898(6)	1,619,808
Ken Plunk	10/20/2020					526(5)	86,080
	11/10/2021					860(3)	140,739
	11/10/2021							1,290(4)	211,109
	11/16/2022					1,320(3)	216,018
	11/16/2022							2,639(6)	431,872
Robert Cranmer	5/14/2019	500		163.29	5/13/2024
	5/20/2020	1,500(2)		125.83	5/19/2025
	11/10/2021					323(3)	52,859
	11/10/2021							484(4)	79,207
	11/16/2022					495(3)	81,007
	11/16/2022							990(6)	162,014
Stephen J. Every	11/10/2021					323(3)	52,859
	11/10/2021							484(4)	79,207
	11/16/2022					495(3)	81,007
	11/16/2022							990(6)	162,014
Lynwood M. Mallard	11/10/2021					323(3)	52,859
	11/10/2021							484(4)	79,207
	11/16/2022					495(3)	81,007
	11/16/2022							990(6)	162,014
(1)	Calculated based upon the closing price of our common stock on September 29, 2023, the last trading day of the fiscal year, which was $163.65 per share.
(2)	These stock options were granted in May 2020 and cliff vest on the third anniversary of the date of grant.
(3)
The awards indicated represent restricted stock units granted to the named executive officer on the date indicated. These restricted stock units vest in equal one-third annual installments over a three-year service period.

(4)
The awards indicated represent the target amount of performance-based restricted stock units granted to the named executive officer on November 10, 2021. The restricted stock units vest based on our cumulative EBITDA performance over a two-year period, provided the named executive officer remains employed for an additional year thereafter. Fifty percent (50%) of the target units vest if we achieve $336.2 million in cumulative EBITDA over two years, one hundred percent (100%) of the target units vest if we achieve $361.5 million in cumulative EBITDA over two years, and two hundred percent (200%) of the target units vest if we achieve $397.7 million in cumulative EBITDA over two years.

(5)	In October 2020, Mr. Plunk received 1,579 shares issued pursuant to an Inducement Restricted Stock Award Agreement with such shares vesting over three (3) years in equal annual installments.
(6)
The awards indicated represent performance-based restricted stock units granted to the NEO on November 16, 2022. The restricted stock units vest based on our cumulative adjusted EBITDA performance over a two-year period, provided the named executive officer remains employed for an additional year thereafter. Fifty percent (50%) of the target units vest if we achieve $337.09 million in cumulative adjusted EBITDA over two years, one hundred percent (100%) of the target units vest if we achieve $396.57 million in cumulative adjusted EBITDA over two years, and two hundred percent (200%) of the target units vest if we achieve $436.23 million in cumulative adjusted EBITDA over two years.

Option Exercises and Stock Vested
	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Daniel J. Fachner			1,613	229,853
Ken A. Plunk	—	—	957	132,936
Robert K. Cranmer			161	22,943
Stephen J. Every	3,500	469,595	161	22,943
Lynwood M. Mallard	—	—	161	22,943
(1)	Calculated using the closing price on the applicable vesting date or exercise date.
POTENTIAL PAYMENT UPON TERMINATION OR CHANGE IN CONTROL
Dan Fachner, our Chairman, President and Chief Executive Officer, has entered into an employment agreement with the Company which provides for potential post-employment benefits in certain circumstances upon a termination or a change in control (the “Agreement”). The amount of such post-employment benefits depends upon the circumstances and timing of Mr. Fachner’s termination and is conditioned upon Mr. Fachner’s execution of a general release agreement.
In the event that Mr. Fachner is terminated by the Company without Cause, by Mr. Fachner for Good Reason, or due to a Change in Control during the Term of the Agreement, Mr. Fachner shall receive the following benefits:
•
base salary through the date of termination, compensation for accrued but unused paid time off; reimbursement of unreimbursed business expenses, and all compensation otherwise due under the terms of the Company’s benefit plans (collectively “Accrued Obligations”);

•
salary continuation equal to the greater of (i) base salary in effect at the time of termination for the remainder of the Term of the Agreement and (ii) three (3) times base salary in effect at time of termination;

•	lump sum bonus payment equal to three (3) times the greater of (i) his most recent annual bonus and (ii) the annual bonus received immediately prior to his most recent annual bonus;
•	payment of COBRA premiums until Mr. Fachner voluntarily elects not to receive COBRA benefit coverage or the date he becomes ineligible for COBRA continuation coverage benefits (“COBRA Benefits”); and
•	vesting of unvested, outstanding equity incentive awards in accordance with their original vesting schedule (“Equity Benefit”).
The benefits outlined above are referred to in the Agreement as “Severance Package III.”
In the event of a termination due to Death or Disability (as such terms are defined in the Agreement), Mr. Fachner will receive the benefits referenced above, except that Mr. Fachner will receive salary continuation benefits for two years and a reduced lump sum bonus equal to two (2) times the greater of (i) his most recent annual bonus and (ii) his annual bonus immediately received prior to his most recent Annual Bonus. These benefits are referred to in the Agreement as “Severance Package II.”
In the event Mr. Fachner is terminated by the Company due to non-renewal of the Agreement by the Company or by Mr. Fachner without Good Reason or for Retirement after completion of at least two years of the Term, Mr. Fachner shall receive the same benefits outlined in Severance Package III, except that he will receive one (1) one year of salary continuation at his base salary in effect at the time of termination; and (2) a lump sum bonus payment equal to the greater of his most recent annual bonus and the annual bonus received immediately prior to his most recent Annual Bonus. These benefits are referred to in the Agreement as “Severance Package I.”

If Mr. Fachner is terminated by the Company for Cause, for non-renewal of the Agreement either by Mr. Fachner or upon mutual agreement of the parties, due to his termination without Good Reason or Retirement prior to completion of at least two (2) years of the Term, Mr. Fachner shall only be entitled to receive the Accrued Obligations.
The table below summarizes the potential post-employment benefits for Mr. Fachner pursuant to the Agreement under the situations identified in the table. The amounts shown in the table are approximate and reflect certain assumptions that the Company has made in accordance with the SEC’s rules. These assumptions include that the applicable event occurred on September 30, 2023, and that the value of a share of the Company’s common stock on that day was $163.65 (the closing price per share of the Company’s common stock on September 29, 2023). For the Equity Benefit column below, the amount is a lump sum amount based on full vesting at the time of separation; however, the equity would vest over time in accordance with the terms of the underlying agreements and, with respect to the performance-based awards, only if performance is achieved.
Event	Salary Continuation	Lump Sum Bonus Payment	Equity Benefit
Termination by the Company without Cause, by Mr. Fachner for Good Reason or due to a Change in Control during the Term of the Agreement	$3,169,635	$2,700,000	$3,485,096
Termination due to Death or Disability	$1,900,000	$1,800,000	$3,485,096
Termination by the Company due to non-renewal of the Agreement by the Company or by Mr. Fachner without Good Reason or for Retirement after completion of at least two years of the Term	$950,000	$900,000	$3,485,096
Termination by the Company for Cause, for non-renewal of the Agreement either by Mr. Fachner or upon mutual agreement of the parties, due to his termination without Good Reason or Retirement prior to completion of at least two (2) years of the Term	—	—	—
In addition to the above amounts, Mr. Fachner would be entitled to have his COBRA payments reimbursed by the Company and the Company would pay him for all Accrued Obligations as of the time of the termination/separation.
The Company does not offer similar post-employment benefits to its NEOs other than Mr. Fachner. However, our long-term incentive awards address the vesting of outstanding unvested equity awards in the event of the termination of an NEO under specified circumstances, including a change in control.
Our 2021 Performance Share and Service Share Unit Agreements allow for pro rata vesting of unvested units in the event of the executive’s death or disability during the performance or vesting period, respectively. In all other instances of termination, the unvested units are forfeited.
Our 2022 Performance Share and Service Share Unit Agreements address potential vesting of outstanding equity upon termination or a Change in Control (as defined in the Award). Specifically, all unvested equity awards are forfeited if the executive’s employment is terminated by the Company for Cause of if the executive resigns prior to the vesting date. In the event of a termination of executive’s employment due to death or disability, or by the Company for reasons other than for Cause (as defined in the Award) prior to the applicable vesting date, any outstanding, unvested equity shall vest on a pro rata basis upon termination.
In the event of a termination (other than for Cause) in connection with a Change in Control (as defined in the award agreements), the outstanding award shall become fully vested.

The table below summarizes the value of outstanding equity awards under the situations identified in the table. The amounts shown in the table are approximate and reflect certain assumptions that the Company has made in accordance with the SEC’s rules. These assumptions include that the applicable event occurred on September 30, 2023, and that the value of a share of the Company’s common stock on that day was $163.65 (the closing price per share of the Company’s common stock on September 29, 2023).
Name	Death or disability during the performance or vesting period	Termination by the Company for Cause	Resignation prior to the vesting date	Termination by the Company for reasons other than for Cause	Termination without Cause or resignation for good reason in connection with a Change in Control
Ken Plunk	$327,464	—	—	$167,087	$647,890
Robert Cranmer	$145,812	—	—	$70,533	$243,020
Stephen Every	$145,812	—	—	$70,533	$243,020
Lynwood Mallard	$145,812	—	—	$70,533	$243,020
CEO PAY RATIO
Under rules adopted pursuant to the Dodd-Frank Act of 2010, the Company is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to the Company’s Chief Executive Officer.
We identified the median employee using our employee population on September 30, 2023 and total year-to-date cash compensation for all employees, excluding the Company’s Chief Executive Officer.
Median annual total compensation of all employees (excluding Mr. Fachner)	$40,089

Annual total compensation of Mr. Fachner, CEO	$4,569,359

Ratio of Mr. Fachner’s annual total compensation to the median of all employees	114:1

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis.”

							Value of initial fixed $100
Fiscal Year	Summary compensation table total for PEO (Fachner)(1)	Summary compensation table total for PEO (Shreiber)(2)	Compensation actually paid to PEO (Fachner)(3)	Compensation actually paid to PEO (Shreiber)(4)	Average summary compensation table total for non-PEO NEO’s(5)	Average compensation actually paid to non-PEO NEO’s(6)	Total shareholder return(7)	Peer group total shareholder return(8)	Net Earnings(9)	Adjusted EBITDA(10)
(a)	(b1)	(b2)	(c1)	(c2)	(d)	(e)	(f)	(g)	(h)	(i)
2023	4,569,359	—	5,061,370	—	964,224	1,024,944	132.13	114.15	78,906	181,555
2022	3,048,158	—	1,999,614	—	696,179	560,871	102.64	111.70	47,235	124,068
2021	1,493,218	561,299	1,908,781	955,872	393,859	480,685	118.98	104.52	55,607	127,952
(1)
The dollar amounts reported in column (b1) are the amounts of total compensation reported for Mr. Fachner (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Mr. Fachner began serving as Chief Executive Officer in May 2021, subsequent to Mr. Shreiber’s service as Chief Executive Officer which ended in May 2021.

(2)
The dollar amounts reported in column (b2) are the amounts of total compensation reported for Mr. Shreiber (our Chief Executive Officer in fiscal year 2021) for fiscal year 2021 in the “Total” column of the Summary Compensation Table for fiscal year 2021.

(3)
The dollar amounts reported in column (c1) represent the amount of “compensation actually paid” to Mr. Fachner, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Fachner during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Fachner’s total compensation for each year to determine the compensation actually paid:

Fiscal Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2023	$4,569,359	$2,250,063	$492,011	$5,061,370
2022	$3,048,158	$1,500,032	$(1,048,544)	$1,999,614
2021	$1,493,218	—	$415,563	$1,908,781
(a)
The equity award adjustments include the addition (or subtraction, as applicable) of the amounts specified in the following table, in accordance with Item 402(v) of Regulation S-K. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Fiscal Year	Grant Date Fair Value of Equity Awards Granted in the Year ($)	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2023	$(2,250,063)	$2,429,712	$87,263	$177,672	—	$47,427	$492,011
2022	$(1,500,032)	$661,007(1)	$(120,401)	$(101,695)	—	$12,577	$(1,048,544)
2021	—	—	$248,077	$167,486	—	—	$415,563
(1)
The year end fair value of equity awards in fiscal year 2022 does not include the value of the performance-vesting restricted stock units granted during the fiscal year. The performance condition related to these awards was determined to not likely be met as of the end of the fiscal year in which the awards were granted.

(4)
The dollar amounts reported in column (c2) represent the amount of “compensation actually paid” to Mr. Shreiber, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Shreiber during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Shreiber’s total compensation to determine the compensation actually paid:

Fiscal Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2021	$561,299	$560,600	$394,573	$955,872

(a)
The equity award adjustments include the addition (or subtraction, as applicable) of the amounts specified in the following table, in accordance with Item 402(v) of Regulation S-K. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Fiscal Year	Grant Date Fair Value of Equity Awards Granted in the Year ($)	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2021	$(560,600)	$475,061	$480,112	—	—	—	$394,573
(5)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Fachner and Mr. Shreiber) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Fachner and Mr. Shreiber) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023 and 2022, Ken Plunk, Stephen Every, Lynwood Mallard, and Bob Cranmer and (ii) for 2021, Ken Plunk, Robert Pape, Stephen Every, Lynwood Mallard, Robert Radano and Dennis Moore.

(6)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Fachner and Mr. Shreiber), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Fachner and Mr. Shreiber) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Fachner and Mr. Shreiber) for each year to determine the compensation actually paid, using the same methodology described above in Note 3:

Fiscal Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non- PEO NEOs
2023	$964,224	$318,786	$60,720	$1,024,944
2022	$696,179	$212,519	$(135,308)	$560,871
2021	$393,859	$34,625	$86,826	$480,685
(a)	The amounts deducted or added in calculating the total average equity award adjustments in accordance with Item 402(v) of Regulation S-K are as follows:

Fiscal Year	Grant Date Fair Value of Equity Awards Granted in the Year ($)	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2023	$(318,786)	$344,238	$15,926	$12,250	—	$7,092	$60,720
2022	$(212,519)	$93,639(1)	$(13,268)	$(5,626)	—	$2,466	$(135,308)
2021	$(34,625)	$40,436	$48,407	$31,972	—	$636	$86,826
(1)
The year end fair value of equity awards in fiscal year 2022 does not include the value of the performance-vesting restricted stock units granted during the fiscal year. The performance condition related to these awards was determined to not likely be met as of the end of the fiscal year in which they were granted.

(7)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(8)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P 500 Packaged Foods & Meats Index.

(9)	The dollar amounts reported represent the amount of net earnings (in thousands) reflected in the Company’s audited financial statements for the applicable year.
(10)
The dollar amounts reported reflect Adjusted EBITDA (in thousands), which is a performance measure used when determining annual non-equity incentive bonuses and a portion of our long-term equity grants. Adjusted EBITDA consists of net earnings adjusted to exclude: income taxes (benefit); investment income; interest expense; depreciation and amortization; share-based compensation expense; COVID-19 related expenses (recoveries); net (gain) loss on sale or disposal of assets; impairment charges, restructuring costs, merger and acquisition costs, acquisition related inventory adjustments, strategic business transformation costs, and integration costs.

Financial Performance Measures
The financial measures that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•	Adjusted EBITDA
•	Net Sales
Analysis of the Information Presented in the Pay versus Performance Table
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Fachner and Mr. Shreiber, and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Fachner and Mr. Shreiber) is aligned with the Company’s cumulative TSR over the three years presented in the table. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is because a significant portion of the compensation actually paid to Mr. Fachner, Mr. Shreiber, and to the other NEOs, is comprised of equity awards. The Company’s cumulative TSR over the three-year period presented in the table was 32%, while the cumulative TSR of the peer group presented for this purpose, the S&P 500 Packaged Foods & Meats Index, was 14% over the three years presented in the table. The Company’s cumulative TSR outperformed the S&P 500 Packaged Foods & Meats Index during the three years presented in the table, representing the Company’s superior financial performance as compared to the companies comprising the S&P 500 Packaged Foods & Meats Index.

Compensation Actually Paid vs. Company and Peer Group TSR
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
Compensation Actually Paid (in thousands)
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$-
Total Stockholder Return (Value of Fixed $100 Investment)
$100.00
$118.98
$104.52
$111.70
$102.64
$132.13
$114.15
2020
2021
2022
2023
PEO Compensation Actually Paid (Shreiber)
PEO Compensation Actually Paid (Fachner)
Average NEO Compensation Actually Paid
J & J Snack Foods Corp. TSR
S&P 500 Packaged Foods & Meats Index

Compensation Actually Paid and Net Earnings
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Fachner and Mr. Shreiber, and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Fachner and Mr. Shreiber) is generally aligned with the Company’s net earnings over the three years presented in the table. While the Company does not use net earnings as a performance measure in the overall executive compensation program, the measure of net earnings is correlated with the measure Adjusted EBITDA, which the company does use for when setting goals in the Company’s incentive plans.

Compensation Actually Paid vs. Net Earnings
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
Compensation Actually Paid (in $ thousands)
$90,000
$80,000
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$-
Net Earnings (in $ thousands)
$55,607
$47,235
$78,906
2021
2022
2023
PEO Compensation Actually Paid (Shreiber)
PEO Compensation Actually Paid (Fachner)
Average NEO Compensation Actually Paid
Net Earnings

Compensation Actually Paid and Adjusted EBITDA
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Fachner and Mr. Shreiber and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Fachner and Mr. Shreiber) is generally aligned with the Company’s Adjusted EBITDA over the three years presented in the table. The Company has determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to Company performance. The Company utilizes Adjusted EBITDA when determining annual non-equity incentive bonuses and the Company’s long term equity awards.

TRANSACTIONS WITH RELATED PERSONS
The Compensation Committee is required to approve the compensation payable to officers and directors and to family members of officers and directors. The Company’s Code of Business Conduct and Ethics applies to all officers, directors and employees of the Company. This code requires that if any director or executive officer or their family members seek to provide goods or services to the Company or has or will have any transaction with the Company that is expected to exceed $120,000 in value, they must notify the Company’s Chief Financial Officer, who will review the proposed transaction and notify the Nominating and Corporate Governance Committee so that it may review and take action as it sees fit.
The charter of the Nominating and Corporate Governance Committee provides that the Nominating and Corporate Governance Committee shall review the material terms of the transaction, including the approximate dollar amount, and the material facts and the related persons direct or indirect interest in, or relationship to, the transaction. In determining whether to approve or ratify a transaction, the Nominating and Corporate Governance Committee is directed to consider, among other factors it may deem appropriate, whether the transaction was or will be on terms no less favorable that those generally available to an unaffiliated third party under the same or similar circumstances. No director may participate in the discussion or approval of a transaction in which he or she, or a member of his or her immediate family, has a direct or indirect interest.
The Nominating and Corporate Governance Committee’s Charter provides that it is deemed to have approved any transaction, even if exceeding $120,000, in which a related person’s only interest is as a holder of the Company’s stock, and all holders received or will receive proportional benefits (such as the payment of regular quarterly dividends).
The directors and executive officers annually complete a proxy questionnaire in which they are asked to describe any transactions they or their immediate family have with the company in an amount that exceeds $120,000.
CERTAIN TRANSACTIONS
Robyn Shreiber, daughter of Gerald B. Shreiber, is Vice President, Food Service at the Company. During fiscal year 2023 she received $326,191 in total compensation. Frank Shreiber, brother of Gerald B. Shreiber, is Director of Procurement. During fiscal year 2023, he received $183,838 in total compensation. Ms. Roshkoff’s husband, Ken Roshkoff, is the owner of a global marketing research company, AMC Global. In fiscal year 2023 AMC Global provided attitudinal and research services to the Company in the amount of $124,625. Ken Roshkoff also received $50,000 in Board advisory consulting fees in fiscal year 2023. Aaron Winkelman, son-in- law of Dan Fachner, is Senior Vice President-Sales for The ICEE Company. During fiscal year 2023, he received total compensation of $306,060. Jordan Vega, son-in-law of Dan Fachner, is Director, Safety for The ICEE Company and in fiscal year 2023 he received $124,364 in total compensation. Tyler Every, son of Steve Every, is Director of Business Development for The ICEE Company. During fiscal year 2023, he received total compensation of $261,738.
OTHER MATTERS
The Company is not presently aware of any matters (other than procedural matters) which will be brought before the Annual Meeting which are not reflected in the attached Notice of the Annual Meeting. However, if a matter comes up for a vote at the Annual Meeting that is not described in this proxy statement or listed on the proxy card, the persons named in the enclosed proxy card will vote your shares, under your proxy, in accordance with their best judgment.
By Order of the Board of Directors,

Michael A. Pollner, Senior Vice President, General Counsel and Secretary

SCAN TO
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J & J SNACK FOODS CORP.
ATTN: KEN A. PLUNK
350 FELLOWSHIP ROAD
MOUNT LAUREL, NJ 08054

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	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Vincent A. Melchiorre 02) Mary M. Meder

The Board of Directors recommends you vote FOR proposals 2. and 3..

	For	Against	Abstain
2. RATIFICATION OF THE APPOINTMENT OF AUDITORS	☐	☐	☐
3. ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS	☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000623890_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

J & J SNACK FOODS CORP.
Annual Meeting of Shareholders
February 13, 2024 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Ken Plunk and Michael Pollner, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of J & J SNACK FOODS CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held virtually at 10:00 AM, EST on February 13, 2024, at www.virtualshareholdermeeting.com/JJSF2024 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations.

Continued and to be signed on reverse side

0000623890_2 R1.0.0.6